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                            EXHIBIT 11 TO FORM 10-K

                           UMB FINANCIAL CORPORATION

                       Computation of Earnings Per Share



                                            1994          1993          1992
                                            ----          ----          ----

Net income divided by                   $47,814,000   $41,119,000   $39,367,000

Weighted average shares outstanding      19,205,787    17,619,302    15,180,217

Earnings per share                            $2.49         $2.34         $2.59